Exhibit 10.1

AMENDMENT NO. 6 TO THE

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED

2012 LONG-TERM INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Orthofix Medical Inc. (the “Company”) heretofore established, and the Company’s shareholders have approved, the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”); and

WHEREAS, the Company desires to amend the Plan to increase the annual sublimit amount set forth in Section 6.2(b) of the Plan in order (i) to provide additional flexibility to the Company in making grants of equity compensation to recipients under the Plan and (ii) to permit the Company to continue to make grants of equity compensation at annual grant values determined by the Compensation and Talent Development Committee of the Board that take into account market competitiveness, significance of the individual to the Company’s strategy and success, and the level of “total direct compensation” deemed to be market appropriate for such recipient; and

WHEREAS, Section 5.3 of the Plan permits the Board to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, pursuant to Section 5.3 of the Plan, the Plan is hereby amended as follows, effective as of January 1, 2025:

1.      Section 6.2(b) is amended, so that Section 6.2(b), as amended and restated, reads in its entirety as follows:

“(b) The maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, to a Grantee other than an Outside Director is 1,000,000 shares per fiscal year.”

2. Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged.